EXHIBIT 99.2

Contact:
William B. Boni
VP, Investor Relations /

Corp. Communications

(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES APPOINTMENT OF
RONALD M. LINDSAY TO BOARD OF DIRECTORS

Woburn, Mass., June 14, 2005 – ArQule, Inc. (NASDAQ: ARQL) is pleased to announce the appointment of Dr. Ronald M. Lindsay to its board of directors, effective June 9, 2005. Dr. Lindsay has held a number of leading positions in the biopharmaceutical industry, directing discovery and preclinical research efforts in cancer, neuroscience and genomics. He currently operates Milestone Consulting, a biotechnology consulting enterprise, and is a director of Sequenom, Inc. (NASDAQ: SQNM) and Neuro3D, a privately held French company. Dr. Lindsay is also a member of the scientific advisory boards of Serono International and Rinat Inc. and serves as a senior advisor to TVM GmbH, a German/U.S. venture capital group.

Dr. Lindsay previously held senior executive positions at Regeneron, Inc., where he was also a founding program director, Millennium Pharmaceuticals, Inc. and diaDexus Inc. Following post-doctoral work at the Friedrich Miescher Institute in Basel, Switzerland, Dr. Lindsay was a staff member at the National Institute for Medical Research, Mill Hill, London. He began his industry career as head of cell biology at the Sandoz Institute for Medical Research, University College, London.

Dr. Lindsay holds a B.Sc (Hons) in chemistry from the University of Glasgow and a Ph.D. in biochemistry from the University of Calgary. He has authored over 150 scientific articles and was recognized by the Institute for Scientific Information as one of the most highly cited neuroscientists of the 1990s.

“Dr. Lindsay brings more than 20 years of leadership experience in industry and scientific research to ArQule’s board,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule. “We welcome him and look forward to his contributions as the company continues to move its product candidates from the pre-clinical phase into clinical testing.”

“ArQule’s capabilities and unique synergies in cancer biology and chemistry technologies, combined with its strong intellectual property position, make it an attractive player in the biotechnology industry, and I look forward to continuing progress at the company,” said Dr. Lindsay.

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ArQule/2

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including a collaboration with Pfizer. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on April 29, 2005, its 10-K filed with the Commission on March 16, 2005, its Form 10-Q filed with the Commission on November 9, 2004,and its Form 10-Q filed with the Commission on August 4, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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